Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-259797 and 333-257440

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated May 4, 2022)

Rocket Lab USA, Inc.

This prospectus supplement is being filed to update and supplement the information contained in the combined prospectus dated May 4, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statements on Form S-1 (Registration Nos. 333-259797 and 333-257440). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 27, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “RKLB”. On June 24, 2022, the last reported sales price of our common stock was $4.10 per share.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 27, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 23, 2022

Rocket Lab USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39560	98-1550340
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3881 McGowen Street Long Beach, California	90808
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 465-5737

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RKLB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On June 23, 2022, Rocket Lab USA, Inc. (the “Company”) held its 2022 Annual Meeting of Stockholders (the “Meeting”). As of the record date of April 27, 2022 (the “record date”), there were 463,796,388 shares of the Company’s common stock, $0.0001 par value (“Common Stock”), outstanding (each entitled to one vote per share). Of the total 463,796,388 shares of the Company’s Common Stock outstanding as of the record date, 350,318,165 shares were represented at the Meeting. The Company’s stockholders considered two proposals at the Meeting, each of which is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 2, 2022. The number of votes cast for and against (or withheld) and the number of abstentions and broker non-votes with respect to each proposal voted upon are set forth below.

Proposal 1.	The stockholders elected three Class I directors to hold office for a three-year term expiring at the 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified, by the following vote:

Name of Directors Elected	For	Withhold	Broker Non-Votes
Jon Olson	286,218,941	12,067,511	52,031,713
Merline Saintil	275,950,201	22,336,251	52,031,713
Alex Slusky	285,587,880	12,698,572	52,031,713

Proposal 2.	The stockholders ratified the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, by the following vote:

For	Against	Abstain
349,326,542	688,864	302,759

There were no broker non-votes with respect to Proposal 2.

No other items were presented for stockholder approval at the Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2022	Rocket Lab USA, Inc.

	By:	/s/ Arjun Kampani
Arjun Kampani
Senior Vice President, General Counsel and Secretary